Exhibit 10.1
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (the “Agreement”), made this 1st day of April, 2010 (“Effective Date”) is entered into by Idera Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 167 Sidney Street, Cambridge, MA 02139 (the “Company”), and Malcolm MacCoss, Ph.D., an individual being a Member of Bohicket Pharma Consulting LLC and having a place of residence located 2556 Seabrook Island Road, Seabrook Island, SC 29455 (the “Consultant”). Company and Consultant may be referred to herein individually as a “Party” and collectively as the “Parties.”
INTRODUCTION
     The Company desires to retain the services of the Consultant and the Consultant desires to perform certain Services, as defined below, for the Company. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:
     1. Services. The Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company (“Service”). Such Services shall be performed at such location, on such days, and at such times as may be reasonably agreed by the Company and the Consultant. Such Services, if any, shall be performed on an as needed basis.
     2. Term. This Agreement shall commence on the Effective Date and shall continue until December 31, 2010 (such period, as it may be extended, being referred to as the “Consultation Period”), unless sooner terminated in accordance with the provisions of Section 4.
     3. Compensation.
          3.1 Consulting Fees. The Consultant shall be entitled to $375 per hour, not to exceed $3,000 per day, of Service actually performed by the Consultant hereunder. The Consultant shall submit to the Company monthly statements, in a form substantially the same as that shown in Exhibit A, detailing Services performed for the Company in the previous month. The Company shall pay to the Consultant consulting fees with respect to all Services actually performed and invoiced within 30 days after Company’s receipt of each monthly invoice.
          3.2 Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable and necessary expenses incurred or paid by the Consultant in connection with, or related to, the performance of his Services under this Agreement and in accordance with Idera Policy No. 217, which is attached as exhibit B. The Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to the Consultant amounts shown on each such statement within 30 days after Company’s receipt thereof. Notwithstanding the foregoing, the Consultant shall not incur total expenses in excess of $1,000 per month without the prior written approval of the Company.

          3.3 Benefits. The Consultant shall not be entitled to any benefits, coverages or privileges made available to employees of the Company, including, without limitation, social security, unemployment, medical or pension payments.
     4. Termination. Each of the Company and the Consultant may terminate the Consultation Period upon 30 days’ prior written notice to the other Party. In the event of such termination, the Consultant shall be entitled to payment for Services performed and expenses paid or incurred prior to the effective date of termination, subject to the limitation on reimbursement of expenses set forth in Section 3.2. Notwithstanding the foregoing, the Company may terminate the Consultation Period, effective immediately upon receipt of written notice, if the Consultant breaches or threatens to breach any provision of Section 6 of this Agreement.
     5. Cooperation. The Consultant shall use his best efforts in the performance of his obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations, and security requirements of the Company concerning the safety of persons and property.
     6. Inventions and Proprietary Information.
          6.1 Inventions.
               (a) All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) (“Inventions”) which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others and whether during normal business hours or otherwise, (i) during the Consultation Period if related to the business of the Company or (ii) after the Consultation Period if resulting or directly derived from Proprietary Information (as defined below), shall be the sole property of the Company. The Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant also hereby waives all claims to moral rights in any Inventions.
               (b) The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

          6.2 Proprietary Information.
               (a) The Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with confidential information. The Consultant agrees that during the Consultation Period, any information conveyed to him will be subject to the Confidential Disclosure Agreement between Idera and Consultant, dated 8 February 2010.
               (b) The Consultant represents that his retention as a consultant with the Company and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.
               (c) The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to him and to take all action necessary to discharge the obligations of the Company under such agreements.
          6.3 Remedies. The Consultant acknowledges that any breach of the provisions of this Section 6 may cause immediate, substantial, and irreparable harm to Company, for which monetary damages may not be a sufficient remedy. In the event of a breach of this Agreement, in addition to any other remedy it may have, the Company shall be entitled to seek specific performance of this Agreement by the Consultant and to seek injunctive relief in any court of competent jurisdiction.
     7. Independent Contractor Status. The Consultant shall perform all Services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.
     8. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other Party at the address shown above, or at such other address or addresses as either Party shall designate to the other in accordance with this Section 8.
     9. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
     10. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

     11. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.
     12. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.
     13. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both Parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.
     14. Miscellaneous.
          14.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
          14.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
          14.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

IDERA PHARMACEUTICALS, INC.		MALCOLM MACCOSS

By: /s/ Louis Arcudi, III		By: /s/ Malcolm MacCoss
Louis Arcudi, III		Malcolm MacCoss, Ph.D., FRSC
Chief Financial Officer
Date:	April 7, 2010	Date:	April 1, 2010

Exhibit A
Sample Invoice/Report
Malcolm MacCoss, Ph.D.
Date:
Attn: Accounts Payable
Idera Pharmaceuticals, Inc.
167 Sidney Street
Cambridge, MA 02139
Fax: 617-679-5560
Dear                                         ,
In accordance with my Consulting Services Agreement with Idera, dated                      March 2010, the following summarizes services performed for the invoice period of                                          to                                          :

Date(s):	Description of Activity:	Time:
___hr(s).
___hr(s).

In accordance with the Consulting Services Agreement, please remit the payment of                                          within 30 days.
Regards,
Malcolm MacCoss, Ph.D.

Idera Approval

Idera Manager:	Date:

Total Amount Approved: $

Exhibit B
Idera Pharmaceuticals, Inc. Travel Policy (POLICY NO. 217)
TRAVEL & ENTERTAINMENT

PURPOSE:	To establish guidelines for Company travel and entertainment and to ensure travel is consistent with Idera’s business objectives.

SCOPE:	All Idera employees, directors, and consultants (“Employees”).

POLICY:
Idera will reimburse Employees who travel on approved Company business for all necessary reasonable business expenses. However, in no event will reimbursement exceed actual expenses. Neither luxury, nor sub-standard modes of transportation and accommodations should be used.

PROCEDURE FOR TRAVEL:
Employees are expected to pay for their travel with personal credit cards or cash. Employees are expected to pay their own credit card bill and any late fees or finance charges are the responsibility of the Employee. Any credit card rewards from use of the card belong to the Employee.
PROCEDURE FOR REIMBURSEMENT:
1.	Upon return from your pre-approved business related travel, Idera requires the Employee to submit an original travel and expense report with the business purpose identified. Travel should be via the lowest cost alternative within reason. All original receipts are requested but receipts for expenses greater than $20 are required. Expense reports must be submitted in a timely fashion. Please attach original receipts to your travel and expense report and complete within 5 business days from your return. Deduct any personal expenses. Any receipts not provided must be noted on the travel and expense report. If business travel was overseas, convert to U.S. dollars and list the exchange rate used.

2.	Travel and expense reports must be signed by the Employee and approved by the Employee’s manager before forwarding to accounting. Reimbursement will be made via the next scheduled check run, which should be within 15 days after the accounting department receives an approved travel and expense report.

3.	In the event that the Employee owes the Company funds, the funds should accompany the completed travel and expense report. Any amounts due the Company and not paid will be deducted from any future payment requests.

4.	Any expense submitted that does not comply with the guidelines of this policy will not be reimbursed, unless accompanied by a valid exception approved by the CFO, President or CEO.
LODGING:

Employees are permitted to reserve hotel rooms for out of town travel. Neither luxury, nor sub-standard accommodations should be used. Employees will only be reimbursed for standard hotel rooms. No upgrades to suites are permitted. Saturday night stays are permitted, but not required, if the stay results in airfare savings in excess of the extra night(s) stay and meals. Where appropriate, Employees are expected to book their accommodations using conference hotels and discounts. It is the Employee’s responsibility to cancel reservations not expected to be utilized. The Company will not reimburse no show fees.
AIRFARE:
Air travel will be via the most direct and economical means. Employees are expected to book their airfare as far in advance as possible — at least seven days in most instances. Use of “Non-Refundable” airfare is recommended. (In most cases, if the travel must change or the trip is canceled all together, the funds can be used as a credit toward future travel, less a service charge imposed by the airline. Employees must include this credit on their next travel and expense report that includes air travel.) Employees may fly business class on international flights where in-flight time exceeds six hours in duration. Benefits from frequent flier memberships are considered to belong to the Employee. The Company does not reimburse any fees or dues associated with such memberships.
PERSONAL TRANSPORTATION/MILEAGE:
Employees with a valid driver’s license may submit expenses for the use of their personal car while on business. Employees will be reimbursed the standard IRS rate for every mile driven on behalf of the Company that exceeds their normal commuting mileage, defined as from the Employee home to the Company’s facility. Receipts should be submitted for any parking expenses or tolls.
RENTAL CARS:
Compact or mid size cars can be rented when having a car is deemed necessary (ie. taxi cabs are not prevalent or the distance from the airport or hotel to the destination is excessive). When possible, every effort should be made to return rental cars with the proper fuel level. Receipts should be submitted for gas with the T&E report. Additional liability and physical damage insurance should be waived for cars rented in the United States as the Company’s travel insurance policy covers Company travel via rental cars. Employees renting cars should include the Company’s name somewhere on the rental agreement. Additional liability and physical damage insurance should be purchased from the rental agency for cars rented outside the United States.
TRAIN FARE:
Train travel will be via the most direct and economical means. Employees are expected to book their train fare as far in advance as possible. Use of “Non-Refundable” train fare is recommended. The Acela express service, where all seats are business class, is permitted for travel between Boston and New York and DC. Employees may use first class train accommodations where on-train time exceeds seven hours in duration. Benefits from frequent traveler memberships are considered to belong to the Employee. The Company does not reimburse any fees or dues associated with such memberships.
TELEPHONE/FACSIMILES/INTERNET SERVICES:
Reasonable expenses incurred while traveling for telephone, fax, internet, and telegraph for Company business communications are reimbursable. Where applicable, Employees should use their Company issued cell phones when traveling and not incur extensive calls through their hotel rooms. Necessary business calls made from the Employee’s residence are reimbursable. A copy of the telephone bill and an explanation of the business purpose should be submitted with your travel and expense report.
BUSINESS MEALS AND ENTERTAINMENT:
Meals. Individual meals can be purchased while an Employee is traveling for approved business purposes. Individual meals will be reimbursed at the lower of $30 per meal or $50 per day.
When in the best interest of the Company, meals may be purchased for clients, affiliates, and others with whom the Company has business dealings. In addition, the government requires detailed record keeping legitimizing the expense. The items to be documented are:
•	Individuals present

•	Business affiliations

•	Location

•	Date

•	BUSINESS PURPOSE OF MEETING. This can be a short phrase such as “discuss new business”, “conduct employee review”, or “scientific discussions”
Reimbursements may include gratuities up to a maximum of 20%.
Entertainment — Entertainment expenses are generally not reimbursed by the Company. Entertainment expenses are only reimbursable with management prior approval. Pre-approved entertainment will only be reimbursed where an original receipt is submitted with the T & E report.
NON-REIMBURSABLE EXPENSES, include but are not limited to the following:
•	Airline club or other travel memberships

•	Airline upgrade coupon booklets

•	Airline headsets

•	Sundries

•	Laundry services (unless a trip is unexpectedly extended)

•	Lost airline tickets applications

•	Mini-bar services

•	In room movies

•	Barber/Hair Stylist

•	Manicurist

•	Masseur/Spa services

•	Birthday or other celebration gifts

•	Unauthorized donations, contributions

•	Car insurance

•	Personal items other than emergency services items purchased while traveling because of lost or damaged baggage

•	Clothing purchases

•	Personal liquor or entertainment when not included in a business dinner

•	Traffic violations and citations

•	Pet care, lawn care and snow removal while traveling

•	Theft, loss or damage to personal property

•	Cash advances and ATM fees

•	Daily newspapers while traveling